Exhibit 4.19
English Translation of

Agreement for Acquisition of Equity of Shandong HongAo Power Technology Co., Ltd.

Preface

Pansoft (Jinan) Co., Ltd. is a wholly foreign-owned company registered in Jinan, China, whose parent company is a company registered in the BVI and listed on the USNASDAQ Stock Market. The Company is mainly engaged in software development, and one of the largest local suppliers of ERP software service in China's oil/gas industry. Shandong HongAo Power Technology Co., Ltd. is a private limited liability company registered in Jinan of China, which is mainly engaged in technical development and services in thermal power equipment, with strong capacity of in integrated research and development and high-quality client base in power industry.

Pansoft Company intends to become a controlling shareholder of HongAo Company through merger and acquisition of its equity, so as to achieve the synergy by taking the advantages of both sides and resource integration. The Letter of Intent for Business Merger & Acquisition is entered into between Pansoft Company and HongAo Company and its shareholders on the date of ____. The Letter requires HongAo Company to spin off its assets with book value of 6.606 million RMB. After the discussions and negotiations, Pansoft Company, HongAo Company and the original HongAo Company’s shareholders decide that HongAo Company shall first conduct split of corporate entity. The surviving company after the split, New HongAo Company shall be acquired (equity acquisition and investment to increase its working capital) by Pansoft Company, and the new company spun off shall be owned and operated by the original HongAo Company’s shareholders. The New HongAo Company can aim to be publicly listedin GEM in China or oversea listing after the completion of the equity acquisition and reaching a certain sizable operation.

Under the China’s Contract Law, Corporate Law and other relevant laws and regulations, the parties enter into this Agreement on the principles of equality, voluntariness, honesty and good faith, through friendly consultation.

Article 1 Definition of Terms

Abbreviations, definitions, directories, and headings included in this Agreement are just for convenient reference purpose. Unless the context indicates a different meaning, the following abbreviations and terms are defined herein:

1.	The Transferor refers to Mr. Tian Zhihui (hereinafter referred to as “Party B”)who sells its own equity in the target company in accordance with the provisions hereof;

2.	The original company’s shareholders refer to Tian Zhihui, Zheng Yan, Guo Zhongjun, and Wang Xinlan;

3.	The Transferee refers to Pansoft (Jinan) Co., Ltd. which purchases equity from the Transferor, also referred to as Pansoft Company, namely Party A to this Agreement;

4.	Two Parties refer to the Transferor and the Transferee of this Agreement;

5.	All Parties refer to Party A, Party B, Party C and Party D in this Agreement;

6.	One Party only refers to Party A, or Party B, or Party C or Party D in this Agreement;

7.	Equity refers to the rights of the target company enjoyed by the shareholders based on their contribution to the target company in accordance with the Articles of Association;

8.	The Target Company refers to Shandong HongAo Power Technology Co., Ltd., also meaning HongAo Company, or the surviving company — New HongAo Company after the separation;

9.
Chinese laws and regulations refer to valid laws, administrative regulations, rules and judicial interpretations enacted by the authority of the People’s Republic of China at time of the signature of this Agreement;

10.
Chinese Accounting Standards for Business Enterprises refers to the accounting standards for business enterprises, enterprise accounting system and other financial and accounting systems issued by the Ministry of Finance or relevant authority of the People's Republic of China, remaining in force on the signature of this Agreement;

11.
Chinese Tax Law refers to Laws, regulations and other specific regulations on taxation and tax administration remaining in force on the signature of this Agreement, enacted by the National People's Congress or its Standing Committee or other authority of the People's Republic of China;

12.
Disclosure refers to that the Transferor are obligated to fully inform the Transferee of events, situations, information and data, especially those adverse to the Transferee. Disclosure made by the Transferor should be complete and true, and be in a written form, with no concealment or omission;

13.
Concealment refers to the fact that in the disclosure process, the Transferor intentionally fails to perform, or not completely perform or not truthfully perform the informing obligation for events, situations, information and data available to the Transferor；

14.	Omission refers to situations where the Transferor fails to disclose events, situations, information and data known to the Transferor, due to negligence or other unintentional reasons;

15.	Compensation refers to additional payment obligation made by one party hereto to the other party of this Agreement, in addition to the subject matter or the price;

16.	Corporate Power Body refers to the body which authorizes the parties to enter into this Agreement and close a transaction hereunder in accordance with the respective articles of association.

17.	Designated date of Equity Acquisition and Valuation refers to the date used to determine the equity acquisition price on the basis of the target company’s balance sheets;

18.
Delivery Date of the Target Company's Management Power refers to the date defined in this Agreement when both parties to this Agreement handle the handover of the target company's management power, decision-making power, personnel power as well as seals, accounts, and assets;

19.
The Target Company's Statutory Accounts refer to account books and vouchers which comprehensively and effectively record the target company assets, liabilities, and operating conditions in accordance with China’s Accounting Standards for Business Enterprises, and which are all kept in the company;

20.
The Target Company's Contingent Liabilities refers to that reasons arising before the designated date for the equity acquisition and valuation, cause liabilities to the target company after such a designated date; however such liabilities are not specified in statutory accounts before such a designated date, nor confirmed by both parties as liabilities out of book. But the amount of such liabilities is greater than that specified in the account;

21.	Transition Period refers to the duration covering from the effective date of this Agreement to the delivery date of management power.

22.	RMB refers to Renminbi or yuan.

Article 2 Parties of the Agreement

Pansoft (Jinan) Company, Ltd. (Hereinafter referred to as Party A)
Legal Representative: Wang Hu, Chairman of the Board
Residential Address: Third Floor, the Building of Qilu Software Park, the High-tech Development Zone of Jinan City, Shandong, China

Tian Zhihui (hereinafter referred to as Party B)
Chinese citizen, ID number: 3 7 292 4 195 51 01 0 007 8
Residential Address: No. 102 Unit 4 Building 10 Zhonglian Garden Plot, Lixia District, Jinan City,
Shandong HongAo Power Technology Co., Ltd. (hereinafter referred to as Party C)
Legal Representative: Tian Zhihui, Chairman of the Board
Residential Address: No. -A 5 15 Block E Chuangye Square Qilu Software Park No. 1 Shunhua Road High-Tech Development Zone, Jinan City, China
Zheng Yan, Guo Zhongjun and Wang Xinlan (hereinafter referred to as Party D)
Zheng Yan, a Chinese citizen with ID number: 370 102197307200626
Residential Address: No. 501 Unit 1 Building 3 Zhonglian Block Huanshan Plot Lixia District, Jinan City.

Guo Zhongjun, a Chinese citizen with ID number: 3 70 625195405051516
Residential Address: No. 268 Tianwangmiao Village Xiyou Town Laizhou City, Shandong Province.

Wangxin Lan, a Chinese citizen with ID number: 3 70 305194703051825

Residential Address: No. 0905 Building 1 No. 8 Jingsan Street Shizhong District,Jinan City.

Article 3 Merger and Acquisition Execution, Transactional Subjects and Procedural Arrangements

1.	The targeted company in the way of separation of a company, spinning off the following assets with their book value of 6. 606 million RMB:

1)	Long-term investment of 2.478 million RMB made to Jinan Grad Power Technology Co., Ltd.;

2)	Long-term investment of 0.60 million RMB made to Jinan Haipu Power Conservation Technology Co., Ltd.;

3)	Other receivables of 3.082 million RMB to be paid by Shandong HongAo HuaRMB Trade Co., Ltd.;

4)	Two cars (license plate number of鲁A EL 95 7 \鲁A 9 J2 7 8) with the value of 0.446 million RMB.

2.
The target company shall be split into the surviving Target Company and newly-established company in accordance with statutory procedures. The shareholders and shareholding structure in aforesaid two companies remain unchanged. The registered capital shall be determined according to the proportion of split assets to net assets after the appraisal and capital verification at the benchmark date of separation. The new company should not use HongAo trademark and trade name, nor to engage in business to compete with the targeting company. The new company is run by the original shareholders of the company.

3.
Upon the completion of business registration changes after the separation, the parties agree that for the purpose of achieving the future listing, Party A shall directly or indirectly achieve the ultimate control of 55.01% of the shares of the target company though equity acquisitions and its investment in working capital, of which Party A’s direct payment for the equity acquisition reaches 7.2 million RMB. Additionally, Party A shall commit to investment of 11 million RMB to the targeting company as additional working capital. Party D waives preferred right in equity transfer.

4.
In both or either ways of equity acquisition and working capital investment  involving the target company,  Party A finally holds 55.01% of the shares of the target company at the cost of (7.2 million +11 million RMB), including but not limited to direct holding, indirect control and other contractual arrangements .

Article 4 Designated date of Equity Acquisition and Valuation

The designated date of equity acquisition and valuation is the cutting date for both sides’ interests and responsibilities of the target company in this equity transaction, and is also the basis to determine the price of equity transferred.  Because the valuation of equity acquisition and the amount of capital investment covered in this Agreement are all determined according to Letter of Intent for Business M & A made by such parties on the date of _____, therefore the date of December 31, 2009 is defined as a designated date hereunder for cutting all parties’ the related interests.

Article 5 Price of Equity Acquisition and Amount of Capital Increase

1
. Subscription price of equity acquisition. The price defined in Letter of Intent for M & A made by the parties, is the price estimated based on the target company’s balance sheet and income statement disclosed by the original shareholders of the company on the designated date for equity acquisition and valuation. Regardless of acquisition or capital investment, Party A shall pay the original company’s shareholders the equity transfer price of (7.20 +11) million RMB in accordance with the target company's future equity ratio defined by Party A..

2.
Adjustment of equity acquisition price. Prior to signature of this Agreement, the accounting firm commissioned by Party A, through auditing indicates that it is consistent with the requirements of assets, liabilities and profits as defined in Letter of Intent for M & A. All parties hereby agree that the equity acquisition price shall no longer be adjusted.

Article 6 Payment Arrangements for Equity Acquisition Price and Working Capital Increase

For the purpose for spinning off the target company's assets, separation of the targeted company and achieving acquisition and effective support of the development of the target company as soon as possible, the parties agree that the following arrangements are to be made for acquisition money:

1.
Within 10 days after this Agreement sets into force, Party A shall gradually deliver the target company no more than 5.5 million RMB in cash as a loan, which is used for operation of the target company; Party A shall also pay Party B 3.60 million RMB cash in advance for equity transfer. If the original company’s shareholders accept Party B’s equity pledge in the target company, a pledge contract shall be signed separately.

2.
Within 10 days after the completion of the separation of the target company (completion of handling changes in business registration), the target company shall repay Party A’s loan; At the same time, Party A shall pay Party B 3.60 million RMB of equity transfer money, and handle such legal registration procedures regarding equity change and working capital investment of 11 million RMB.

Article 7 Arrangement for the Transition Period from the Effective Date of this Agreement to the Delivery Date of Management Power

During the transition period, the target company is still run by the management team designated by such original shareholders. However, for the purpose of achieving the acquisition, safeguarding Party A’s legitimate rights and interests, and protecting the security of financial claims, the parties agree that:

1.
Within 10 days from the effectiveness of this Agreement, the parties shall jointly determine the target company's development plans and 2010 annual budget. Party A is responsible to monitor the implementation of the target company’s budget. In case that target company does comply with the budget constraint, Party A has the right to raise an objection to the original shareholders and to request the correction. In case of no correction for 30 days, Party A is entitled to recover the loans and any advancement, and terminate this Agreement;

2.
After this Agreement sets into force, all sides should make joint efforts to implement financial management in accordance with correspondent US accounting standards of US and receive Party A’s supervision.

Article 8 Delivery of the Target Company’s Management Power and Arrangement for Corporate Governance

After the completion of Party A’s equity acquisition, Party A becomes the target company's controlling shareholder, and new arrangements are made for corporate governance structure. The corporate governance and management rights should be delivered to a new management team, including but are not limited to the following:

1.
The delivery date of the target company's management right. Within 7 days after the completion of business registration changes of equity transfer and before the capital increase, the delivery date of the target company’s management power, is to be selected and determined by Party A and the former shareholders of the company, on which the delivery of the target company's management power shall be completed. That is, the management power is transferred from the original target company's management team to the new target company’s term.

2.
Transfer of power. On and from the delivery date of the target company's management power, the target company's original shareholders, directors, Board of Supervisors and the general manager shall immediately stop to have such rights as decision-making, management, personnel rights. Resolutions, decisions, instructions, and arrangements already made but not implemented or not fully implemented, shall not be performed or continue to be performed until they are confirmed by re-established or re-elected board of shareholders, board of directors, board of supervisors and the general manager as well as other senior management members after the involvement of Party A.

3.
Resignation of directors, supervisors and executives. On the delivery date of the target company's management power, the target company’s original directors, supervisors, executives have submitted their resignation letter to the company, the original company’s shareholders guarantee that they shall not make any claims to the target company.

4.
Delivery of seals. On the delivery date of the target company's management right, Party A and the former shareholders shall check the target company's accounts and files, determine the dividing line, jointly destroy original seals or deliver them to the industrial and commercial department, and start using the new seals, including corporate seal, contract seal, financial seal, and other external seals.

5.
Inspection of business license and government permit. On the delivery date of the target company's management power, all parties shall check the target company’s licenses and permits, which are then kept by the new company.

6.
Inspection and transfer of bank accounts and deposits. On the delivery date of the target company's management power, the parties shall check and record the target company's bank accounts and deposits.

7.
After the involvement of Party A, the target company's meeting procedures and discussion rules for new board of shareholders, board of directors and board of supervisors  are all in accordance with the Company Law, and reflected in its new articles of association. However, the parties hereby agreed the rule set into force that except the responsibility and decision power change of board of shareholders, board of directors and board of supervisors, which will need absolute majority of voting power in accordance with Company Law, all other matters can be adopted with the approval of more than half of the members (according to proportion of capital contribution or the number of members of board of directors and board of supervisors). The Board has 3 members, of which two members are appointed Party A, and one member by Party B.

8.	Party A shall exercise its shareholder rights in accordance with Chinese laws, and shall run the company by following the principles:

1)
The target company shall accept the supervision according to the regulations and acts set into force by US Security Exchange Commission, and establish risk control process in line with US’s Sarbanes Act. Moreover, under the guidance of Party A’s financial and accounting department, the company shall adopt US GAAP and in compliance with the U.S. SEC Requirements, and accept internal and external auditing and supervision of the audit committee of Party A;

2)
The target company shall submit an annual work plan and corresponding quarterly budget each year, which, after approved by the Board, shall serve as the basis to evaluate the performance of the target company;

3)
The target company shall submit to Party A such documents as: weekly cash flow statement, monthly and annual financial statements (balance sheet, income statement, and cash flow statement), and quarterly and annual budget completion sheet.

4)
Party A shall establish incentive mechanism for the target company's management, according to which excellent management performance should be rewarded. Furthermore, those managers making particularly outstanding contribution may be granted of Party A’s options.

Article 9 Related Matters before the Delivery of the Target Company’s Management Rights

In order to complete the equity acquisition hereunder (equity acquisition and capital increase) as soon as possible, the parties to the transaction hereby confirm that they will separately or jointly complete the following matters and comply with the following agreed provisions:

1. Respectively provide the other party with resolutions related to transactions hereunder approved by the board of shareholders and board of directors of such a party’s company;

2. Sign or provide all forms, certificates, documents, information and proofs required for the handling of business registration for equity transfer;

3. Complete the modification procedures of the target company's articles of association, so as to satisfy the conditions required to amend the target company's shareholder registration;

4. Assign a special person or a professional service to complete the changes in business registration of equity transfer. The target company shall obtain a new business license as a legal business entity;

5. Maintain the target company's normal production and business activities;

6. Ensure that the target company's board of shareholders, board of directors and management team shall not make such resolutions, decisions, contracts, arrangements, and plans that are detrimental to the target company, or harmful to the equity transferring process or the Transferee;

7. In case of any abnormal matters or detrimental conditions occurred to the transferee or the target company, the original company’s shareholders shall immediately notify Party A in writing;

8. The insurance policy for its property under the original shareholders of the target company should remains valid for 20 working days after the delivery date of the target company’s management rights.

Article 10 Business Registration Changes of the Target Company

Business registration change is an important legal aspect in process of the acquisition, to which the parties should attach great importance. The parties shall also sent or urge the target company to send a special employee for the change of business procedures, so as to complete the acquisition process as soon as possible.

1. At the stage of the division of the target company. The original company’s shareholders are liable to arrange a special person to handle such changes, and Party A’s personnel shall offer necessary guidance and assistance.

2. At the stage of the equity acquisition and working capital investment, specialized personnel sent by Party A shall cooperate with the target company in handling such changes, and the original company’s shareholders should offer cooperation and assistance.

3. All legal documents required for such changes to be submitted by all parties, shall be provided within the specified days by handling personnel. Any delayed submission shall be deemed breach of contract and considered as default liabilities under this Agreement.

Article 11 Commitments and Guarantees of the original company’s shareholders

In order to complete the acquisition under this Agreement, the shareholders of the original company shall bear the following promises and guarantees to Party A, based on which Party tends to pursue the transactions underlined herein:

1.
The target company is established in accordance with Chinese laws and regulations. In addition to its business licenses and business operational permits issued by the industrial and commercial administration, it also possesses completed the effective tax registration, business code registration, and successfully passed annual inspection;

2.	Since the establishment of the target company, all the alterations in its history are legal and valid, and there are no uncertainties or unfinished matters remaining.

3.
Since its establishment, the target company has been operating lawfully, and paid all the taxes as required. There is no tax evasion, fraud or refusal, and there is no revocation of business licenses or occurrence of foreclosures;

4.
Ever since the establishment of the target company, it has strictly followed the financial regulations and accounting standards promulgated by the government. All its accounting records, certificates and statements comply with the relevant business financial accounting standards and regulations of the Chinese Government. Moreover, they are all true, comprehensive and accurate, and the book keeping records are all true to the relevant assets or activities, and all bad debts and disposed assets have been written off;

5.
The capital contribution to the target company and the acquisition of its equity, is in strict accordance with Chinese laws and regulations, and capital verification has been conducted to prove its legality and validity, with no liabilities not performed or disputes not settled.

6.	There are no established pledges or any other rights in lien to the transferred equity under this Agreement. Party B enjoys complete ownership and the right to transfer;

7.
As of the designated date for the equity acquisition and valuation, all assets of the target company have been provided in the assets schedules disclosed to Party A, which are all owned by the target company, with no disputes over its property rights.

8.
As of the designated date for the equity acquisition and valuation, all liabilities have been provided in all the assets schedules disclosed to Party A. If the target company is subject to any contingent liabilities, the shareholders of the original company shall be obliged to compensate Party A of the losses as stipulated herein;

9.	During the period from the effective date hereof to the delivery date agreed on herein, the shareholders of the original company shall guarantee:

1) Without the consent of Party A, the target company shall not decrease its registered capital, transfer its assets at low costs, grant any assets, give up its interests for free, or increase its liabilities without any payment, or paying dividends or bonus or conduct any other behavior that may go against the interests and arrangement of Party A.

2) The target company shall not sell its intellectual properties or proprietary technologies, or transfer its quota concerning electricity, water, emissions and various government permissions, or sell its business, sales network and sales agreement; instead, it shall take all necessary measures to protect all the business secrets and economic information based on realistic needs.

3) The target company shall not maliciously sign any contracts or agreements that damage the interests of Party A or the target company.

10.
Except that events, circumstances, information or data disclosed to Party A in this Agreement and related documents may do harm to Party A, there are no other events, circumstances, information or data available which are or may be detrimental to Party A.

Article 12 Commitments and Guarantees of Party A

Party A shall undertake the following commitment and guarantee to the target company and the original company’s shareholders:

1.	According to Chinese laws and regulations, Party A is eligible to purchase Party B’s equity in this Agreement, and is also eligible to make capital increase to the target company;

2.
Party A has the capability to purchase Party B’s equity and invest on working capital to the target company', and guarantees that it shall pay the equity transfer money and invest on working capital as agreed on in the Agreement.

3.	On signature of this Agreement, Party A is already duly authorized and approved by its company’s authority organization.

Article 13 Disclosure Obligations of the Shareholders of the Original Company

The shareholders of the original company already perform disclosure obligations as agreed below, and Party A arranges to receive the equity and commit to investment on working capital on the basis of its trust of the disclosure made by the shareholders:

1. Disclosure Principles:

1) It is the obligations of the original company’s shareholders to make necessary disclosure honestly and comprehensively to Party A, especially those events, circumstances, information and data which may have adverse effects on Party A or on the target company.
2) The original company’s shareholders should not conceal or omit those events, circumstances, information and data which should be disclosed. Otherwise, they should be deemed to have made no disclosure;
3) The duration for disclosure covering events, circumstances, information and data, starts from the inception date of the target company to the designated date of the equity acquisition and valuation stipulated herein;
4) For major events occurring to the target company during the period from the designated date of the equity acquisition and valuation to the delivery date of the target company, especially those events which may have adverse effects on Party A or on the target company, the original company’s shareholders are obliged to inform Party A in writing of such events and relevant situations prior to the delivery;
5) Party A signs this Agreement to receive the equity and invest to increase working capital based on its acknowledgment of the disclosure made by such shareholders. Party A agrees to accept the price of equity acquisition based on such a trust.
6) The shareholders of the original company hereby acknowledge that if they violate the statements of disclosure obligations, or fail to perform their disclosure obligations on the principle of fairness, they shall make compensation to Party A under this Agreement.

2. Disclosure contents:

The original company’s shareholders hereby acknowledge the events, circumstances, information and data already disclosed include but not limited to the following items, with no concealment, omission or misguidance available. The Shareholders also need to guarantee that their disclosed information is true and reliable;
1) Contracts: they have disclosed to Party A all the contracts, agreements, deeds or documents of the same nature which are already in effect, but are not fully performed, or not performed;
2) Liabilities: Various liabilities are submitted to Party A in a table form, whether listed on the financial accounts of the target company, regardless of the payment methods in form of currency or services or material objects, including taxes in default and accounts payable to the shareholders, and the debts of discounts, rebates and incentives payable to the dealers or clients in accordance with the sales agreement or relevant sales policies of the target company. Such shareholders have disclosed to Party A of all possible liabilities so that the target company may not suffer contingent liabilities;
3) Responsibilities: No matter the civil responsibilities are intentionally caused or negligent act of the target company or its employees, whether the contents, methods, duration or quantity for shouldering responsibilities are specified or not, as long as the acts or events causing the responsibilities have occurred, with related liabilities not effectively lifted, such responsibilities shall all be disclosed to Party A;
4) Penalties: Whether intentionally caused by or resulting from negligence of the target company or its employees, as long as the acts or events causing any administrative fines and filed as a case or a fine decision issued, the fine shall all be disclosed to Party A;
5) Litigations or arbitrations: Litigations or arbitrations in which the target company acts as the plaintiff, defendant or c-defendant (claimant or respondent) or a third person, as long as the relevant cases have been filed but are not legally or effectively settled, shall all be disclosed to Party A;
6) Other rights: Whether the target company acts actively or passively, as long as it leads to assets mortgage, pledge, lien, pledge of right, guarantee for others, seizure, detention and freezing of property or accounts, or obligations for assistance in execution and such obligations are not lifted,  shall all be disclosed to Party A;
7) Employees and labor contracts: all information concerned with  the total number of the employees and relevant pay, labor contracts, salaries, payment for social security, list of the special employees involving work-related injuries, sick leave or job suspension without pay, and the financial status of the target company, shall all be disclosed to Party A;
8) Assets, liabilities and financial statements of the target company have been provided to Pan-China CPA Co., Ltd., which issues an audit report. The report is already disclosed to Party A;
9) In addition to the above listed disclosures, other events, circumstances, information and data which should be disclosed by the original company’s shareholders based on the disclosure principles, shall be all disclosed to Party A.

Article 14 The Compensation Responsibility for its Contingent Liabilities Incurred by the Original Company’s Shareholders for the Target Company

When the target company incurs contingent liabilities, the original company’s shareholders should guarantee to fulfill compensation responsibility to Party A as agreed on below:

1.
The compensation responsibility made to Party A due to the target company incurring contingent liabilities, is independent of the default liability under this Agreement, and is another compensation responsibility for the original company’s shareholders in addition to their liabilities for breach of contract;

2.
The amount of compensation made to the transferee due to the target company incurring contingent liabilities, is the amount of contingent liabilities suffered by the target company multiplied by the ratio of Party B’s transferred equity hereunder to the registered capital.

3.
According to the preceding agreement, when the aggregate amount of these contingent liabilities is less than_____ RMB, the compensation responsibility may be exempt. When reaches ____RMB, full compensation responsibility shall be made;

4.
When the target company incurs such contingent liabilities, Party A shall urge the target company to the original company’s shareholders in writing. If the original shareholders are required to exercise their defense right in the title of the target company, Party A shall require the target company to give the necessary assistance. In any event that the target company incurs any contingent liabilities, regardless of the defending consequence by the shareholders under whatsoever the defending titles, the original company’s shareholders shall be held liable for the possible claim for any compensation under this Agreement;

5.	Party A guarantees the target company may not take the initiative to perform contingent liabilities, unless subject to set-off rights, law enforcement or for the interests of such shareholders;

6.
In case that the target company pays contingent liabilities, the original company’s shareholders shall repay to Party A for the payment made by the Target Company within 7 days after such payment delivered.

7.
The original company’s shareholders shall guarantee the target company indemnified from any contingent liabilities for 26 months from the date of changes in business registration for equity transfer. However, the target company should be indemnified for 10 years from possible liability and lawsuit resulted from any pledge, evaded or dodged tax committed by the original company, or other contingent liabilities with no time limits of action. The original company’s shareholders shall assume no compensation responsibility for contingent liabilities suffered by the target company after the designated liable period.

8.
The shareholders of original company agree to pledge the remaining equity of the new company held by them to Party A. In case of the target company incurring contingent liabilities, they should compensate to Party A by such a pledged equity under a discounted value.  The equity then should be evaluated by the book value of net assets after deducting contingent liabilities if incurred.  In addition, the parties shall enter into an equity pledge contract separately.

9.	The maximum amount for any compensation to the target company's contingent liabilities undertaken by the aforesaid shareholders shall not exceed the total acquisition value paid by Party A herein.

10.	The original company’s shareholders shall all be affiliated to any liability under this Agreement.

11.
Pursuant to this Agreement, Party A may deduct the compensation amount calculated herein from its equity acquisition price payable to Party B, in case of any contingent liabilities incurred by the target company prior to Party A’s payment for completing this equity acquisition. Prior to such deduction, Party A shall send a written notice in advance to Party B.

Article 15 Employees and Non-competition

All parties understand that the stability of the workforce is the most important aspect, therefore, the related rights and obligations of the parties are stated clearly below in order to facilitate the smooth merger and acquisition process:

1.
Without legal procedures, any party shall not directly or indirectly disclose to employees commercial information under this Agreement, and shall not spread false rumors detrimental to the merger and acquisition activity;

2.
As of the designated date of equity acquisition and valuation, the total number of the target company's employees is ____(see Annex). Without the consent of Party A, no position shall be promoted and no new executives shall be recruited. The existing hiring contracts shall not be altered to increase staff salaries, and no new hiring contract shall be signed;

3.
Prior to the handover of the target company's management power, the original company’s shareholders shall maintain its relationship with all the employees in compliance with the labor laws and regulations, and also ensure no related claim from its employees occurred. Otherwise, the clause of compensation for contingent liabilities in this Agreement shall be applied in case of any claim occurred from the target company.

4.
The original company’s shareholders understand that the trade secrets, such as intellectual property rights and customer information are the important subjects for Party A to acquire. Prior to the delivery of the management power, the original shareholders should take effective measures and work together with key its employees to ensure that confidentiality and non-competition requirements are fulfilled effectively.

Article 16 Non-competition Commitment

Party A acquires the target company for the sake of industrial expertise possessed by original company’s shareholders and also for the purpose to enhance such advantages of the target company to achieve a larger and stronger operational size operation, therefore, requires all the related parties to commit to fully concentrated efforts for the business development of the new company.

Such shareholders should focus on the development of the target company, and should not engage in business activities having competition with the target company.

1.
Possession of trademarks and trade names. Except the target company, legal entity or other organizations where the original company’s shareholders are involved in with through controlling power, holding equity, forming joint venture or partnership, to achieve the interests, shall not use trademarks or trade names of HongAo in two years, the latest, after the end of equity acquisition, nor explicitly or implicitly indicate their affiliation with “HongAo”;

2.
The original company’s shareholders and the target company promis that: they shall not engage or participate in business activities having competition relation of the target company before Party A and its affiliated company completely withdraw their stake from the target company,

Article 17 Termination of Transactions

Prior to the delivery of the management power of the target company, in event of occurrence of force majeure, significant loss of assets or significant legal barriers, which hinder Party A to achieve the goal of this Agreement, or, any amendments in the related laws at the venue of the target company makes it impossible to carry out the equity acquisition under this Agreement, and, it is impossible for both parties to reach any consent or agreement in the situation mentioned hereinbefore, Party has the right to unilaterally terminate this Agreement and terminate the transaction, with a written notice. The cost incurred by each party during this transaction period shall be borne by each party.

Article 18 Confidentiality

1.
The trade secrets of the other party obtained during the negotiation and consultation, whether they are obtained by the disclosure or by investigation, without the consent of the owner, shall not be disclosed in any way or to any other person under this agreement. If it is necessary disclosure needed to the intermediate institutions hired for serving to complete the transaction, the related confidentiality agreement should be signed before aforesaid necessary disclosure can be made.

2.
Since Party A’s parent company is listed in U.S. NASDAQ Stocks Market, according to the disclosure rules, no one should disclose the contents of this agreement or the items of transaction under this agreement before the formal public announcement about this acquisition.

Article 19 Taxes and Professional Fees

In order to sign this agreement and complete the statutory procedures for the M&A, intermediate institutions will be employed. In this process, the relevant fees and cost should be borne by the party who hires such services. Any tax liability occurred in relation to this transaction shall be assumed to the liable party in accordance with China’s tax laws. The party obligated to pay the other party should withhold the related taxes pursuant to the relevant tax law.

Article 20 Liabilities of Breach of Contract

After the signing of this agreement, all parties shall actively and comprehensively perform the obligations of the contract, and in case of the breach of contract by one party, it shall be held liable for the other party (or parties).

1.
Liabilities resulted from breach of contract. The default liabilities described in this clause is independent from contingent liabilities incurred to the target company as well as the consequent compensation to the Party A by the original company’s shareholders described hereinbefore.

2.	The original company’s shareholders’ liabilities for breach of contract

1)
If they violate one or multiple items described in the promised commitments and guarantees of Clause 11, thus leading to the invalidity of the transactions under this Agreement, or causing other damages to Party A, the original company’s shareholders should compensate all the losses suffered by Party A;

2)
If they violate one or multiple items described in the disclosure obligations of Article 13, thus causing losses to Party A, the original company’s shareholders shall compensate Party A the losses suffered. However, when contingent liabilities suffered by the target company made losses to Party A, such shareholders shall make compensation as stipulated in Article 14.

3)
If they violate the provisions of Article 7, Article 8 and Article 9 hereof, thereby causing any losses to Party A, the original company’s shareholders shall compensate to Party A all losses incurred thereby;

4)	If they violate other provisions hereof, thereby causing any losses to Party A, the original company’s shareholders shall make compensations fairly and reasonably;

5)	The original company’s shareholders assume joint and affiliated compensation liabilities for the default liabilities under this Agreement.

3.	Party A’s Liabilities for Breach of Contract

1)
If Party A violates one or multiple items described in the commitments and guarantees of Clause 12, and causing the failure of executing this Agreement or other losses to the Transferors, Party A shall compensate the Transferors all losses;

2)	If Party A fails to make payment as stipulated herein, Party A shall pay the liquidated damages at the doubled lending rate of banks in the same period;

3)	If Party A violates other provisions, and cause losses to the original company’s shareholders, Party A shall make compensation according to fair value;

4.
Should one party break the contract, the other party may remind it in writing, and is entitled to terminate the agreement in writing 20 days after the written notice if no action taken to change the course.

5.
If the defaulting party already becomes a shareholder, and the contract is cancelled due to breach of contract, the non-defaulting party has the right to unilaterally purchase equity, in addition to compensation request; the purchase price is the book value at time of exercising such right.

6.
During the transition period, if either of the parties is in breach of contract, whose default acts are not corrected after 20 days from the date of a notice by non-defaulting party, such default Party shall pay to the observant party 2.20 million RMB of liquidated damages; if such an amount is not enough to offset the loss resulted from aforesaid default, the defaulting party shall make additional compensation. If the contract is not continuously performed for any reason or not attributable to either party, the parties should arrange a new program through negotiation within 30 days after the date of appearance of such a reason. If an agreement cannot be reached within 60 days, the contract shall be automatically terminated, and resulted losses to each party shall also be borne by each party thereof.

Article 21 Applicable Laws

1.	The signing, effectiveness, interpretation, execution of this agreement and settlement of dispute shall be applicable to the laws of China.
2.
Any issues concerning the assets and accounting of which there are no related provisions in this agreement, both parties may negotiate for seeking a solution pursuant to Chinese financial accounting standards.

Article 22 Settlement of Disputes

1.
In the course of the signing and execution of the agreement, should any differences or disputes occur between the two parties, they should abide by the principles of the agreement, and settle the problems through amicable negotiations on the basis of fairness and good faith.

2.
However, if their negotiations fail to reach any settlement or if one party is unwilling to negotiate, the aforesaid prescriptions do not preclude the right of either party to initiate arbitration to the following arbitration institutions.

3.
Should any party apply for arbitration, it should submit it to Jinan Arbitration Commission for a decision made according to the rules of the Commission. The arbitration board will be composed of three arbitrators, of whom one will be chosen by each party, and one will be appointed by the board. The arbitration is final and is binding unconditionally to all parties. During the arbitration, the performance of undisputed items is not affected.

Article 23 Force Majeure

Due to force majeure incidents such as earthquake, typhoon, flood, fire, war or other events which is unforeseeable, the occurrence and consequences of which are insurmountable and inevitable, and the performance of the agreement is thus rendered impossible or impossible to complete as agreed, one party shall inform the other party of the force majeure as soon as possible, and send to the other party evidence of the incident in detail which is confirmed by local public notary within 15 days of the occurrence. Both parties shall consult to decide whether to cancel the agreement or to delay the performance pursuant to the extent that the agreement is affected by the incident.

Article 24 Other Agreements

1. This is a framework agreement for the equity acquisition by Party A, all legal documents signed for the purpose of the M&A, including equity transfer agreement, articles of association and other documents for the alteration of industrial and commercial registration shall be based on this agreement and no violation is permitted.

Article 25 Notices

1.
The notice of one party to the other party shall be made formally in writing, yet in special circumstances it can also be made in fax, which is subsequently subject to the confirmation by a formal written document.

2.	The Transferor’s recipient sending or receiving notices:

Company: Pansoft (Jinan) Co., Ltd
Name:
Address:
Zip Code:
Phone:
Fax:

Any notice send to the transferor by the transferee can only send to the recipient of transferor. Such recipient’s receipt of any notice from the Transferee shall be deemed that the Transferor (or the original company’s shareholders) already receives such a notice. The Transferor’s any notice shall be issued by its recipient to the Transferee. Any notice issued by the recipient of the Transferor shall be deemed to be issued on behalf of the Transferor (or the original company’s shareholders).

3.	The Transferee’s recipient sending and receiving notices:

Company：Shandong HongAo Power Technology Co., Ltd.

The Transferor shall only send any notice to the Transferee’s recipient. Such recipient’s receipt of any notice shall be deemed that the Transferee already receives such a notice. The Transferee’s any notice shall be issued by its recipient to the Transferor.

Article 26 Signature and Effectiveness of this Agreement

This Agreement shall not enter into force until signed and stamped with official seals by both parties’ legal representatives (or authorized agents).

Article 27 Supplementary Provisions

1.	This Agreement is written in the Chinese language and in ___copies, having the same legal effect. Party A and Party D each hold two copies, and Party B and Party C hold one copy respectively.

2. This Agreement is signed in Jinan City of China on the date of April, 2010

Party A: Pansoft (Jinan) Co., Ltd.
Legal Representative:
Authorized Agent:

Party B: Tian Zhihui

Party C: Shandong HongAo Power Technology Co., Ltd.
Legal Representative:
Authorized Agent:

Party D：Zheng Yan, Guo Zhongjun and Wang Xinla